Exhibit 99.1
PAA GP LLC
INDEX TO FINANCIAL STATEMENT

Page
Report of Independent Auditors	F-2
Consolidated Balance Sheet as of December 31, 2008	F-3
Notes to the Consolidated Financial Statement	F-4

Report of Independent Auditors
To the Member of PAA GP LLC:
          In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of PAA GP LLC and its subsidiaries at December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of PAA GP LLC’s management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.
PricewaterhouseCoopers LLP
Houston, Texas
March 11, 2009

PAA GP LLC
CONSOLIDATED BALANCE SHEET
(in millions)

December 31,
2008

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$11
Trade accounts receivable and other receivables, net	1,525
Inventory	801
Other current assets	259

Total current assets	2,596

PROPERTY AND EQUIPMENT	5,739
Accumulated depreciation	(671)

5,068

OTHER ASSETS
Pipeline linefill in owned assets	425
Long-term inventory	139
Investment in unconsolidated entities	257
Goodwill	1,210
Other, net	346

Total assets	$10,041

LIABILITIES AND MEMBER’S EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,507
Short-term debt	1,027
Other current liabilities	426

Total current liabilities	2,960

LONG-TERM LIABILITIES
Long-term debt under credit facilities and other	40
Senior notes, net of unamortized net discount of $6	3,219
Other long-term liabilities and deferred credits	261

Total long-term liabilities	3,520

MINORITY INTEREST	3,477

MEMBER’S EQUITY
Member’s equity	84

Total member’s equity	84

Total liabilities and member’s equity	$10,041

The accompanying notes are an integral part of this consolidated financial statement.

PAA GP LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT
Note 1—Organization and Basis of Consolidation
Organization
     PAA GP LLC (the “Company”) is a Delaware limited liability company, formed on December 28, 2007. Upon our formation, Plains AAP, L.P. (“AAPLP”) conveyed to us its 2% general partner interest in Plains All American Pipeline, L.P. (“PAA”). AAPLP is our sole member and is also the entity that owns 100% of the incentive distribution rights of PAA. As used in this consolidated financial statement and notes thereto, the terms “we,” “us,” “our,” “ours” and similar terms refer to the Company and, if the context indicates, to PAA and its subsidiaries.
     AAPLP (through its general partner, Plains All American GP LLC (“GP LLC”)) manages the business and affairs of the Company. AAPLP has full and complete authority, power and discretion to manage and control the business, affairs and property of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, including the execution of contracts and management of litigation. GP LLC also manages PAA’s operations and employs PAA’s domestic officers and personnel. PAA’s Canadian officers and personnel are employed by PAA’s subsidiary, PMC (Nova Scotia) Company.
     As of December 31, 2008, we owned a 2% general partner interest in PAA, the ownership of which entitles us to receive distributions. PAA is engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas-related petroleum products. We refer to liquefied petroleum gas and other natural gas related petroleum products collectively as “LPG.” Through its 50% equity ownership in PAA/Vulcan Gas Storage, LLC (“PAA/Vulcan”), PAA is also involved in the development and operation of natural gas storage facilities. PAA’s operations can be categorized into three operating segments, including (i) Transportation, (ii) Facilities and (iii) Marketing.
Basis of Consolidation and Presentation
     In June 2005, the Emerging Issues Task Force released Issue No. 04-05 (“EITF 04-05”), “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” EITF 04-05 states that if the limited partners do not have a substantive ability to dissolve (liquidate) or substantive participating rights, then the general partner is presumed to control that partnership and would be required to consolidate the limited partnership. Because the limited partners do not have a substantive ability to dissolve or have substantive participating rights in regards to PAA, we are required to consolidate PAA and its consolidated subsidiaries into our consolidated financial statement. The consolidation of PAA resulted in the recognition of minority interest. As of December 31, 2008, minority interest was approximately $3.5 billion, which is comprised of the book value of PAA’s net assets that are owned by other parties.
     The accompanying consolidated balance sheet includes the accounts of the Company and PAA and all of PAA’s consolidated subsidiaries. Investments in entities over which PAA has significant influence, but not control, are accounted for by the equity method. All significant intercompany transactions have been eliminated. The consolidated balance sheet and accompanying notes of the Company dated as of December 31, 2008 should be read in conjunction with the consolidated financial statements and notes thereto presented in PAA’s Annual Report on Form 10-K for the year ended December 31, 2008.

Note 2—Summary of Significant Accounting Policies
Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements. We make significant estimates with respect to: (i) accruals related to purchases and sales, (ii) mark-to-market assets and liabilities pursuant to SFAS No. 133, “Accounting For Derivative Instruments and Hedging Activities,” as amended (“SFAS 133”), and SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), (iii) accruals and contingent liabilities, (iv) estimated fair value of assets and liabilities acquired and identification of associated goodwill and intangible assets, (v) accruals related to PAA’s equity compensation plans and (vi) property, plant and equipment and depreciation expense. Although we believe these estimates are reasonable, actual results could differ from these estimates.
Foreign Currency Transactions
     Certain of PAA’s subsidiaries are based in Canada and use the Canadian dollar as their functional currency. Assets and liabilities of subsidiaries with a Canadian dollar functional currency are translated at period-end rates of exchange. The resulting translation adjustments are made directly to a separate component of other comprehensive income in member’s equity.
Cash and Cash Equivalents
     Cash and cash equivalents consist of all demand deposits and funds invested in highly liquid instruments with original maturities of three months or less and typically exceed federally insured limits. PAA periodically assesses the financial condition of the institutions where these funds are held and believes that its credit risk is minimal. In accordance with PAA’s policy, outstanding checks are classified as accounts payable rather than negative cash. As of December 31, 2008, accounts payable included approximately $44 million of outstanding checks that were reclassed from cash and cash equivalents.
Accounts Receivable
     Our accounts receivable are primarily from PAA's purchasers and shippers of crude oil and, to a lesser extent, purchasers of LPG and refined products. These purchasers include refineries, producers, marketing and trading companies and financial institutions that are active in the physical and financial commodity markets. The majority of our accounts receivable relate to PAA's crude oil marketing activities that can generally be described as high volume and low margin activities, in many cases involving exchanges of crude oil volumes.
     During 2008, the U.S. and world financial markets were extremely volatile and the global economies substantially weakened. In addition, during the first seven months of 2008, the values of crude oil and refined products reached historically high levels, but energy prices dropped precipitously during the remainder of the year to much lower levels. This volatility in the financial markets combined with the significant energy price volatility has caused liquidity issues impacting many companies, which in turn have increased the potential credit risks associated with certain counterparties with which PAA does business.
     PAA has a rigorous credit review process and closely monitors these conditions in order to make a determination with respect to the amount, if any, of credit to be extended to any given customer and the form and amount of financial performance assurances they require. Such financial assurances are commonly provided to PAA in the form of standby letters of credit, advance cash payments or “parental” guarantees.
     At December 31, 2008, PAA had received approximately $66 million of advance cash payments from third parties to mitigate credit risk. In addition, PAA enters into netting arrangements with its counterparties. These arrangements cover a significant part of PAA’s transactions and also serve to mitigate its credit risk.
     PAA reviews all outstanding accounts receivable balances on a monthly basis and records a reserve for amounts that it expects will not be fully recovered. Actual balances are not applied against the reserve until substantially all collection efforts have been exhausted. At December 31, 2008, substantially all of our net accounts receivable classified as current assets were less than 60 days past their scheduled invoice date. Our allowance for doubtful accounts receivable totaled $5 million at December 31, 2008. Although we consider our allowance for doubtful trade accounts receivable to be adequate, actual amounts could vary significantly from estimated amounts.

Inventory and Pipeline Linefill
     Inventory primarily consists of crude oil, LPG and refined products in pipelines, storage tanks and rail cars that is valued at the lower of cost or market, with cost determined using an average cost method within specific inventory pools.
     At the end of each reporting period we assess the carrying value of PAA’s inventory and make any adjustments necessary to reduce the carrying value to the applicable net realizable value. Linefill and minimum working inventory requirements in assets owned by PAA are recorded at historical cost and consist of crude oil and LPG used to pack the pipeline such that when an incremental barrel enters a pipeline it forces a barrel out at another location, as well as the minimum amount of crude oil necessary to operate PAA’s storage and terminalling facilities.
     Minimum working inventory requirements in third-party assets and other working inventory in PAA’s assets that is needed for PAA’s commercial operations are included in Inventory (a current asset) in determining the average cost of operating inventory. At the end of each period, we reclassify the inventory not expected to be liquidated within the succeeding twelve months out of inventory, at average cost, and into long-term inventory, which is reflected as a separate line item within other assets on the consolidated balance sheet.
     Inventory and linefill consisted of the following (barrels in thousands and dollars in millions, except per barrel amounts):

	December 31, 2008
			Dollars/
	Barrels	Dollars	Barrel(1)
Inventory
Crude oil	9,986	$421	$42.16
LPG	7,748	370	$47.75
Refined products	103	5	$48.54
Parts and supplies	N/A	5	N/A

Inventory subtotal	17,837	801

Long-term inventory
Crude oil	1,781	121	$67.94
LPG	363	18	$49.59

Long-term inventory subtotal	2,144	139

Pipeline linefill in owned assets
Crude oil	9,148	422	$46.13
LPG	67	3	$44.78

Pipeline linefill in owned assets subtotal	9,215	425

Total	29,196	$1,365

(1)     The prices listed represent a weighted average associated with various grades and qualities of crude oil, LPG and refined products and, accordingly, are not comparable metrics with published benchmarks for such products.
Property and equipment
     In accordance with our capitalization policy, costs associated with acquisitions and improvements that expand PAA’s existing capacity, including related interest costs, are capitalized. For the year ended December 31, 2008, capitalized interest was $17 million. We also capitalize expenditures for the replacement of partially or fully depreciated assets in order to maintain the service capability, level of production, and/or functionality of PAA’s existing assets. Repair and maintenance expenditures incurred in order to maintain the day to day operation of PAA’s existing assets are charged to expense as incurred.

     Property and equipment, net is stated at cost and consisted of the following (in millions):

	Estimated Useful	December 31,
	Lives (Years)	2008

Crude oil pipelines and facilities	30 - 40	$3,946
Crude oil and LPG storage and terminal facilities	30 - 40	944
Trucking equipment and other	5 - 40	300
Office property and equipment	3 - 5	75
Construction in progress	—	474

		5,739
Less accumulated depreciation		(671)

Property and equipment, net		$5,068

     We calculate our depreciation using the straight-line method, based on estimated useful lives and salvage values of PAA’s assets. These estimates are based on various factors including age (in the case of acquired assets), manufacturing specifications, technological advances and historical data concerning useful lives of similar assets. Uncertainties that impact these estimates include changes in laws and regulations relating to restoration and abandonment requirements, economic conditions, and supply and demand in the area. When assets are put into service, we make estimates with respect to useful lives and salvage values that we believe are reasonable. However, subsequent events could cause us to change our estimates, thus impacting the future calculation of depreciation and amortization. Historically, adjustments to useful lives have not had a material impact on our aggregate depreciation levels from year to year.
Equity Method of Accounting
     PAA’s investments in, PAA/Vulcan, Frontier Pipeline Company (“Frontier”), Settoon Towing, LLC (“Settoon Towing”) and Butte Pipe Line Company (“Butte”) are accounted for under the equity method of accounting. PAA’s ownership interests in PAA/Vulcan, Frontier, Settoon Towing and Butte are 50%, 22%, 50% and 22%, respectively. We do not consolidate any part of the assets or liabilities of our equity investees. Our share of net income or loss will increase or decrease, as applicable, the carrying value of our investments on the balance sheet.
Asset Retirement Obligations
     We account for asset retirement obligations under SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”). SFAS 143 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including estimates related to (i) the time of the liability recognition (“settlement date”), (ii) initial measurement of the liability, (iii) allocation of asset retirement cost to expense, (iv) subsequent measurement of the liability and (v) financial statement disclosures. SFAS 143 requires that the cost for asset retirement should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method.
     Some of PAA’s assets, primarily related to its transportation and facilities segments, have contractual or regulatory obligations to perform remediation and, in some instances, dismantlement and removal activities when the assets are abandoned. These obligations include varying levels of activity including disconnecting inactive assets from active assets, cleaning and purging assets, and in some cases, completely removing the assets and returning the land to its original state.
     Many of PAA’s pipelines are trunk and interstate systems that transport crude oil and we have determined that the settlement date related to the retirement obligation has an indeterminate life. The pipelines with indeterminate settlement dates have been in existence for many years and with regular maintenance will continue to be in service for many years to come. Also, it is not possible to predict when demands for this transportation will cease and we do not believe that such demand will cease for the foreseeable future. Accordingly, we believe the date when these assets will be abandoned is indeterminate. With no reasonably determinable abandonment date, we cannot reasonably estimate the fair value of the associated asset retirement obligations. We will record asset retirement obligations for these assets in the period in which sufficient information becomes available for them to reasonably determine the settlement dates. A small portion of PAA’s contractual or regulatory obligations is related to assets that are inactive or that PAA plans to take out of service and, although the ultimate timing and costs to settle these obligations are not known with certainty, we have recorded a reasonable estimate of these obligations. We have estimated that the fair value of these obligations was approximately $5 million at December 31, 2008.

Impairment of Long-Lived Assets
     Long-lived assets with recorded values that are not expected to be recovered through future cash flows are written down to estimated fair value in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” as amended (“SFAS 144”). Under SFAS 144, a long-lived asset is tested for impairment when events or circumstances indicate that its carrying value may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value exceeds the sum of the undiscounted cash flows, an impairment loss equal to the amount by which the carrying value exceeds the fair value of the asset is recognized.
     We periodically evaluate property, plant and equipment for impairment when events or circumstances indicate that the carrying value of these assets may not be recoverable. The evaluation is highly dependent on the underlying assumptions of related cash flows. In determining the existence of an impairment in carrying value, we make a number of subjective assumptions as to:
•	whether there is an indication of impairment;

•	the grouping of assets;

•	the intention of “holding” versus “selling” an asset;

•	the forecast of undiscounted expected future cash flow over the asset’s estimated useful life; and

•	if an impairment exists, the fair value of the asset or asset group.
     During 2008, we recognized an impairment of approximately $5 million for the write down of a pipeline that was taken out of service. These assets did not support spending the capital necessary to continue service and PAA utilized other assets to handle these activities.
Goodwill
     In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) we test goodwill at least annually (as of June 30) and on an interim basis if a triggering event occurs, such as an adverse change in business climate, to determine whether an impairment has occurred. In addition, there is a potential indicator of impairment if a company’s market capitalization is less than its book equity. Goodwill is tested for impairment at a level of reporting referred to as a reporting unit. Pursuant to SFAS 142, a reporting unit is an operating segment or one level below an operating segment for which discrete financial information is available and regularly reviewed by segment management. Our reporting units are PAA’s operating segments. SFAS 142 requires a two step approach to testing goodwill for impairment. In Step 1, we compare the fair value of the reporting unit with the respective book values, including goodwill, by using an earnings multiple approach. Multiples of earnings are estimated based on the average multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”) upon which PAA’s MLP peers have closed recent acquisitions and which management believes are comparable to our business. When the fair value is greater than book value, then the reporting unit’s goodwill is not considered impaired. If the book value is greater than fair value, then we proceed to Step 2. In Step 2, we compare the implied fair value of the reporting unit’s goodwill with the book value. A goodwill impairment loss is recognized if the carrying amount exceeds its fair value.
     At December 31, 2008, we compared PAA’s market capitalization to its book equity to determine if there was an indicator of impairment. Although PAA’s market capitalization exceeded the book value of its equity at December 31, 2008, we performed Step 1 of the goodwill impairment test due to the ongoing deterioration of the credit markets and the overall economic conditions. We determined that the fair value was greater than book value for all three of PAA’s reporting units, and therefore goodwill was not considered impaired. We will continue to monitor the market to determine if a triggering event occurs and will perform another goodwill impairment analysis if necessary. Since adoption of SFAS 142, we have not recognized any impairment of goodwill.

     The table below reflects our changes in goodwill (in millions):

	Transportation	Facilities	Marketing	Total
Balance at December 31, 2007	$404	$283	$385	$1,072

2008 Additions
Rainbow	194	—	—	194
Other(1)	(36)	—	(20)	(56)

Balance at December 31, 2008	$562	$283	$365	$1,210

(1)	Includes goodwill specific to other acquisitions made during 2007, as well as (i) foreign currency translation adjustments, (ii) payment of additional consideration related to an earn-out clause in a prior acquisition and (iii) other immaterial items.
Other assets, net
     Other assets, net of accumulated amortization consist of the following (in millions):

2008
Debt issue costs	$34
Fair value of derivative instruments	148
Intangible assets	191
Other	10

383
Less accumulated amortization	(37)

$346

     Costs incurred in connection with the issuance of long-term debt and amendments to PAA’s credit facilities are capitalized and amortized using the straight-line method over the term of the related debt. Use of the straight-line method does not differ materially from the “effective interest” method of amortization. Fully amortized debt issue costs and the related accumulated amortization are written off in conjunction with the refinancing or termination of the applicable debt arrangement. We capitalized debt issue costs of approximately $7 million in 2008.
     Intangible assets that have finite lives are tested for impairment when events or circumstances indicate that the carrying value may not be recoverable. Our intangible assets that have finite lives consist of the following (in millions):

		December 31, 2008
	Estimated Useful		Accumulated
	Lives (Years)	Cost	amortization	Net
Customer contracts and relationships	4-17	$151	$(24)	$127
Emission reduction credits(1)	N/A	40	—	40
Environmental permits	2	—	—	—

		$191	$(24)	$167

(1)	Emission reduction credits are finite-lived and are subject to amortization from the date that they are first utilized. At December 31, 2008, none of our emission reduction credits were being utilized because the projects for which they were acquired are not in service.
Environmental Matters
     We record environmental liabilities when environmental assessments and/or remedial efforts are probable and we can reasonably estimate the costs. Generally, our recording of these accruals coincides with our completion of a feasibility study or their commitment to a formal plan of action. We also record receivables for amounts recoverable from insurance or from third parties under indemnification agreements in the period that we determine the costs are probable of recovery.
     We record environmental liabilities assumed in business combinations based on the estimated fair value of the environmental obligations caused by past operations of the acquired company. See Note 12 for further discussion of environmental remediation matters.

Income and Other Taxes
     See Note 7 for discussion of U.S. federal and state taxes and Canadian federal and provincial taxes.
     We estimate (i) income taxes in the jurisdictions in which PAA operates, (ii) net deferred tax assets and liabilities based on expected future taxes in the jurisdictions in which PAA operates, (iii) valuation allowances for deferred tax assets and (iv) contingent tax liabilities for estimated exposures related to our current tax positions. These estimates depend on assumptions regarding PAA’s ability to generate future taxable income during the periods in which temporary differences are deductible.
Recent Accounting Pronouncements
     Standards Adopted as of January 1, 2009
     In November 2008, the EITF issued Issue No. 08-06, “Equity Method Investment Accounting Considerations” (“EITF 08-06”). EITF 08-06 addresses certain accounting considerations, including initial measurement, decreases in investment value, and changes in the level of ownership or degree of influence related items related to equity method investments. The provisions of EITF 08-06 will be effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. We adopted EITF 08-06 on January 1, 2009 and are currently evaluating the impact of adoption on our consolidated financial statement.
     In April 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. FAS 142-3 “Determination of the Useful Life of Intangible Assets” (“FSP No. FAS 142-3”). FSP No. FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141 (revised 2007), “Business Combinations,” and other generally accepted accounting principles. This FSP will be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. We adopted the FSP on January 1, 2009 and are currently evaluating the impact of adoption on our consolidated financial statement.
     In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an Amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 requires enhanced disclosures about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for under SFAS 133, and its related interpretations and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS 161 will be effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We adopted SFAS 161 on January 1, 2009. Adoption did not have any material impact on our consolidated financial statement.
     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. The pronouncement eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring that they be treated as equity transactions. The provisions of SFAS 160 are effective on a prospective basis for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. We adopted SFAS 160 on January 1, 2009. Such adoption will result in a minority interest presentation as a “noncontrolling interest ” within member’s equity on our consolidated financial statement.
     In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) establishes principles and requirements for how an acquirer (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The provisions of SFAS 141(R) will be effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We adopted SFAS 141(R) on January 1, 2009. Adoption will impact our accounting for acquisitions subsequent to that date.
     Standards Adopted as of January 1, 2008
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FAS 115” (“SFAS 159”). SFAS 159 allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value in situations in which they are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings. The provisions of SFAS 159 were effective for fiscal years beginning after November 15, 2007. We adopted SFAS 159 on January 1, 2008, but did not make any elections to value any eligible assets or liabilities at fair value and thus the adoption did not have any impact on our consolidated financial position.
     In September 2006, the FASB issued SFAS 157, which defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures regarding fair value measurements. The provisions of SFAS 157 were deferred for one year for certain non-financial assets and non-financial liabilities, including asset retirement obligations, goodwill, intangible assets and long-lived assets. We adopted SFAS 157 as of January 1, 2008 with the exception of those assets and liabilities that are subject to the deferral. The provisions of SFAS 157 are to be applied prospectively and require new disclosures regarding the level of pricing observability associated with financial instruments carried at fair value. See Note 6 for additional disclosure.
Derivative Instruments and Hedging Activities
     PAA utilizes various derivative instruments to (i) manage its exposure to commodity price risk, (ii) engage in a controlled commodity trading program, (iii) manage its exposure to interest rate risk and (iv) manage its exposure to foreign currency risk. We record all open derivative instruments on the balance sheet as either assets or liabilities measured at their fair value under the provisions of SFAS 133. SFAS 133 requires that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria are met, in which case, changes in fair value of cash flow hedges are deferred in Accumulated Other Comprehensive Income (“AOCI”) and reclassified into earnings when the underlying transaction affects earnings.
Note 3—Acquisitions and Dispositions
     The following acquisitions were accounted for using the purchase method of accounting and the purchase price was allocated in accordance with such method.
2008 Acquisitions
     Rainbow. In May 2008, PAA completed the acquisition of Rainbow Pipe Line Company, Ltd. (“Rainbow”) for approximately $687 million (the Canadian dollar (“CAD”) to U.S. dollar foreign exchange rate at the date of closing was $0.993:1). The assets acquired include approximately (i) 480 miles of mainline crude oil pipelines, (ii) 119 miles of gathering pipelines, (iii) 570,000 barrels of tankage along the system and (iv) 1 million barrels of crude oil linefill. The system has a throughput capacity of approximately 200,000 barrels per day and has transported approximately 193,000 barrels per day since acquisition. The acquired operations are reflected primarily in PAA’s transportation segment. The goodwill associated with this acquisition was approximately $194 million. In anticipation of closing the Rainbow acquisition, PAA entered into forward currency exchange contracts, which exchanged Canadian dollars and U.S. dollars, to hedge the foreign currency exchange risk inherent in the acquisition price. Additionally, PAA entered into a financial option strategy, whereby it established a minimum and maximum per barrel price to hedge the commodity price risk associated with the anticipated purchase of crude oil linefill.
     The purchase price consisted of the following (in millions):

Cash payment to sellers	$659
Assumption of Rainbow debt (at fair value)	26
Transaction costs	2

Total purchase price	$687

     The purchase price allocation is as follows (in millions):

Property, plant and equipment	$425
Pipeline linefill in owned assets	143
Intangible assets	52
Goodwill	194
Future income tax liability	(110)
Assumption of working capital and other long-term assets and liabilities, including cash(1)	(17)

Total	$687

(1)	Includes approximately $16 million associated with environmental liabilities.
     During 2008, PAA completed one additional acquisition for aggregate consideration of approximately $44 million. This acquisition is reflected in PAA’s facilities segment and included the purchase of a storage facility and other assets. There was no goodwill associated with this acquisition.
Dispositions
     During 2008, PAA sold various property and equipment for proceeds totaling approximately $12 million.
Note 4—Debt
     Debt consists of the following (in millions):

December 31,
2008
Short-term debt:
Senior secured hedged inventory facility bearing interest at a rate of 2.3% at December 31, 2008	$280
Senior unsecured revolving credit facility, bearing interest at a rate of 1.1% at December 31, 2008(1)	746
Other	1

Total short-term debt	1,027
Long-term debt:
4.75% senior notes due August 2009(2)	175
7.75% senior notes due October 2012	200
5.63% senior notes due December 2013	250
7.13% senior notes due June 2014	250
5.25% senior notes due June 2015	150
6.25% senior notes due September 2015	175
5.88% senior notes due August 2016	175
6.13% senior notes due January 2017	400
6.50% senior notes due May 2018	600
6.70% senior notes due May 2036	250
6.65% senior notes due January 2037	600
Unamortized premium/(discount), net	(6)
Long-term debt under senior unsecured revolving credit facility and other(1)	40

Total long-term debt(1)(3)	3,259

Total debt	$4,286

(1)	At December 31, 2008, PAA has classified $746 million of borrowings under its senior unsecured revolving credit facility as short-term. These borrowings are designated as working capital borrowings, must be repaid within one year, and are primarily for hedged LPG and crude oil inventory and New York Mercantile Exchange (“NYMEX”) and IntercontinentalExchange (“ICE”) margin deposits.

(2)	In August 2009, PAA’s $175 million 4.75% senior notes will mature. However, since PAA has the ability and intent to refinance those notes, they are classified as long-term debt within our balance sheet.

(3)	At December 31, 2008, the aggregate fair value of PAA’s fixed-rate senior notes was estimated to be approximately $2.7 billion. PAA’s fixed-rate senior notes are traded among institutions, which trades are routinely published by a reporting service. PAA’s determination of fair value is based on reported trading activity near year end.
Credit Facilities
     PAA entered into a new $525 million senior secured hedged inventory facility during November 2008, which matures in November 2009. The new committed facility replaced a $1.2 billion uncommitted facility that was scheduled to mature in November 2008, and also includes an accordion feature which enables PAA to increase the size of the facility to $1.2 billion, subject to obtaining additional lender commitments. Initial proceeds from the new committed facility were used to refinance the outstanding balance of the previous uncommitted facility and subsequent proceeds will be used to finance purchased or stored hedged inventory. Obligations under the new committed facility are secured by the financed inventory and the associated accounts receivable, and will be repaid from the proceeds of the sale of the financed inventory. The new facility will mature on an annual basis beginning in November 2009 and, except for increased pricing and it being committed, bears similar terms to the previous PAA facility. At December 31, 2008, borrowings of approximately $280 million were outstanding under this facility.
     As of December 31, 2008, the aggregate borrowing capacity under PAA’s senior unsecured revolving credit facility was $1.6 billion (including the sub-facility for Canadian borrowings of $600 million). This credit facility has a maximum debt coverage ratio of 4.75 to 1.0 (5.5 to 1.0 during an acquisition period) and a maturity date of July 2012. Also, the senior unsecured revolving credit facility can be expanded to $2.0 billion, subject to additional lender commitments. At December 31, 2008, amounts outstanding under this facility, together with committed letters of credit, were $836 million.
Senior Notes
     In April 2008, PAA completed the issuance of $600 million of 6.5% Senior Notes due May 1, 2018. The senior notes were sold at 99.424% of face value. Interest payments are due on May 1 and November 1 of each year. PAA used the net proceeds from the offering to repay amounts outstanding under its credit facilities. In November 2008, the outstanding senior notes were exchanged for similar notes registered under the Securities Act.
     The notes were co-issued by PAA and a 100% owned consolidated finance subsidiary (neither of which have independent assets or operations) and are fully and unconditionally guaranteed, jointly and severally, by all of PAA’s existing 100% owned subsidiaries, except for two subsidiaries with assets regulated by the California Public Utility Commission, and certain other minor subsidiaries. See Note 13 for discussion of PAA’s guarantors and non-guarantors.
Covenants and Compliance
     PAA’s credit agreements and the indentures governing the senior notes contain cross-default provisions. PAA’s credit agreements prohibit distributions on, or purchases or redemptions of, units if any default or event of default is continuing. In addition, the agreements contain various covenants limiting PAA’s ability to, among other things:
•	incur indebtedness if certain financial ratios are not maintained;

•	grant liens;

•	engage in transactions with affiliates;

•	enter into sale-leaseback transactions; and

•	sell substantially all of PAA’s assets or enter into a merger or consolidation.
     PAA’s senior unsecured revolving credit facility treats a change of control as an event of default and also requires PAA to maintain a debt-to-EBITDA coverage ratio that will not be greater than 4.75 to 1.0 on outstanding debt, and 5.5 to

1.0 on all outstanding debt during an acquisition period (generally, the period consisting of three fiscal quarters following an acquisition greater than $50 million).
     For covenant compliance purposes, letters of credit and borrowings to fund hedged inventory and margin requirements are excluded when calculating the debt coverage ratio.
     A default under PAA’s credit facility would permit the lenders to accelerate the maturity of the outstanding debt. As long as PAA is in compliance with its credit agreements, PAA’s ability to make distributions of available cash is not restricted. PAA is in compliance with the covenants contained in its credit agreements and indentures.
Letters of Credit
     In connection with PAA’s crude oil marketing, PAA provides certain suppliers with irrevocable standby letters of credit to secure their obligation for the purchase of crude oil. These letters of credit are issued under PAA’s senior unsecured revolving credit facility, and their liabilities with respect to these purchase obligations are recorded in accounts payable on our balance sheet in the month the crude oil is purchased. Generally, these letters of credit are issued for periods of up to seventy days and are terminated upon completion of each transaction. At December 31, 2008, PAA had outstanding letters of credit of approximately $51 million.
Maturities
     The weighted average life of PAA’s long-term debt outstanding at December 31, 2008 was approximately 12 years and the aggregate maturities for the next five years are as follows (in millions):

Calendar Year	Payment
2009	$175
2010	—
2011	—
2012	239
2013	250
Thereafter	2,600

Total(1)	$3,264

(1)	Excludes aggregate unamortized net discount of $6 million and an adjustment of $1 million related to a fair value hedge.
Note 5—Member’s Equity
     The Company is a wholly owned subsidiary of AAPLP. Accordingly, we distribute to AAPLP on a quarterly basis all of the cash received from PAA distributions, less reserves established by management.
     Our investment in PAA, which is eliminated in consolidation, exceeds our share of the underlying equity in the net assets of PAA. This excess is related to the fair value of PAA’s crude oil pipelines and other assets at the time of AAPLP’s formation in July 2001. Upon AAPLP’s conveyance to us of its 2% general partner interest in PAA, a portion of AAPLP’s unamortized excess basis was also allocated to us. This excess basis is amortized on a straight-line basis over the estimated useful life of 30 years, of which 23 years are remaining. The excess basis amortization results in a decrease to our member’s equity. At December 31, 2008, the unamortized portion of our excess basis was approximately $9 million and is included in Property and Equipment in our consolidated balance sheet.
     Included in member’s equity is our proportionate share of PAA’s accumulated other comprehensive income, which is a deferred gain of approximately $2 million.
Note 6—Derivatives and Hedging Instruments
     PAA utilizes various derivative instruments to (i) manage its exposure to commodity price risk, (ii) engage in a controlled commodity trading program, (iii) manage its exposure to interest rate risk and (iv) manage its exposure to currency exchange rate risk. PAA’s risk management policies and procedures are designed to monitor interest rates, currency exchange rates, NYMEX, ICE and over-the-counter positions, as well as physical volumes, grades, locations and delivery schedules to help ensure that our hedging activities address our market risks. PAA’s policy is to formally document all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking the hedge. PAA calculates hedge effectiveness on a quarterly basis. This process includes specific identification of the hedging instrument and the hedged transaction, the nature of the risk being hedged and how the hedging instrument’s effectiveness will be assessed. Both at the inception of the hedge and on an ongoing basis, PAA assesses whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows or the fair value of hedged items.
Summary of Financial Impact
     The majority of PAA’s derivative activity is related to its commodity price risk hedging activities. Through these activities, PAA hedges its exposure to price fluctuations with respect to crude oil, LPG, natural gas and refined products as well as with respect to expected purchases, sales and transportation of these commodities. The instruments that qualify for hedge accounting are designated as cash flow hedges. Therefore, the corresponding changes in fair value for the effective portion of the hedges are deferred to AOCI and recognized in revenues in the periods during which the underlying physical transactions occur. Derivatives that do not qualify for hedge accounting and the portion of cash flow hedges that is not highly effective, as defined in SFAS 133, in offsetting changes in cash flows of the hedged items, are marked-to-market in revenues each period.
     The following table summarizes the net assets and liabilities on our consolidated balance sheet that are related to the fair value of PAA’s open derivative positions (in millions):

December 31,
2008
Other current assets	$231
Other long-term assets	148
Other current liabilities	(319)
Other long-term liabilities and deferred credits	(72)
Other	—

Net Liability	$(12)

     Our consolidated financial statement includes our proportionate share of the AOCI resulting from PAA’s derivative activities. However, PAA’s AOCI, exclusive of our proportionate share, is reflected in minority interest. The following disclosures regarding PAA’s AOCI do not differentiate between our proportionate share of PAA’s AOCI and PAA’s AOCI classified as minority interest in our consolidated financial statement. The total amount of deferred net gain recorded in AOCI is expected to be reclassified to future earnings contemporaneously with (i) the related physical purchase or delivery of the underlying commodity, (ii) interest expense accruals associated with the underlying debt instruments and (iii) the recognition of a foreign currency gain or loss upon the remeasurement of certain CAD denominated intercompany interest receivables. Of the total net gain deferred in AOCI at December 31, 2008, a net gain of approximately $67 million will be reclassified to earnings in the next twelve months. Of the remaining deferred gain in AOCI, approximately 83% is expected to be reclassified to earnings prior to 2012 with the remaining deferred gain being reclassed to earnings through 2018. Because a portion of these amounts is based on market prices at the current period end, actual amounts to be reclassified will differ and could vary materially as a result of changes in market conditions.
     During the year ended December 31, 2008, and in conjunction with the closing of the Rainbow acquisition, PAA initially anticipated the sale of 350,000 barrels of crude oil linefill and hedged the commodity price risk associated with the anticipated sale. Upon PAA’s determination that the anticipated sale was no longer probable of occurring, PAA discontinued hedge accounting and reclassed a deferred gain of $17 million from AOCI to crude oil, refined products and LPG sales.
     PAA does not enter into master netting agreements with derivative counterparties, nor does PAA offset the assets and liabilities associated with the fair value of derivatives with amounts we have recognized related to PAA’s right to receive or its obligation to pay cash collateral. When PAA deposits cash collateral with its brokers, we recognize a broker receivable, which is a component of our accounts receivable. PAA’s broker receivable was approximately $81 million as of December 31, 2008.
     The following sections discuss PAA’s risk management activities in the indicated categories.
Commodity Price-Risk Hedging
     PAA uses derivative instruments to hedge its exposure to price fluctuations with respect to crude oil, LPG, refined products, and natural gas, and expected purchases, sales and transportation of these commodities. The derivative instruments PAA uses consist primarily of futures, options and swaps traded on the NYMEX, ICE and in over-the-counter transactions, including commodity swap and option contracts entered into with financial institutions and other energy companies. In accordance with SFAS 133, these derivative instruments are recognized on the balance sheet at fair value. The instruments that qualify for hedge accounting are designated as cash flow hedges. Therefore, the corresponding changes in fair value for the effective portion of the hedges are deferred into AOCI and recognized in revenues or purchases and related costs in the periods during which the underlying physical transactions occur. PAA has determined that substantially all of its physical purchase and sale agreements qualify for the normal purchase and sale exclusion and thus are not subject to SFAS 133. Physical transactions that are derivatives and are ineligible, or become ineligible, for the normal purchase and sale treatment (e.g., due to changes in settlement provisions) are recorded on the balance sheet as assets or liabilities at their fair value, with the changes in fair value recorded net in revenues.

Controlled Trading Program
     Although PAA seeks to maintain a position that is substantially balanced within its marketing activities, PAA may experience net unbalanced positions for short periods of time as a result of production, transportation and delivery variances as well as logistical issues associated with inclement weather conditions. When unscheduled physical inventory builds or draws do occur, they are monitored constantly and managed to a balanced position over a reasonable period of time. In connection with managing these positions and maintaining a constant presence in the marketplace, both necessary for PAA’s core business, PAA engages in a controlled trading program for up to an aggregate of 500,000 barrels of crude oil and a substantially lesser amount for LPG. These activities are monitored independently by PAA’s risk management function and must take place within predefined limits and authorizations. In accordance with SFAS 133, these derivative instruments are recorded in the balance sheet as assets or liabilities at their fair value.
Interest Rate Risk Hedging
     As of December 31, 2008, AOCI includes a total deferred loss of approximately $7 million that relates to terminated interest rate swaps and “treasury locks” (a financial derivative instrument that enables a company to lock in the U.S. Treasury Note rate) that were cash settled in connection with the issuance and refinancing of debt agreements over the past five years.
     In November 2006, in conjunction with the Pacific merger, PAA assumed interest rate swap agreements with an aggregate notional principal amount of $80 million to receive interest at a fixed rate of 7.125% and to pay interest at an average variable rate of six month LIBOR plus 1.67% (set in advance or in arrears depending on the swap transaction). The interest rate swaps mature June 15, 2014 and are callable at the same dates and terms as the 7.125% senior notes. PAA’s counterparties may exercise their call option on June 15, 2009 by paying PAA $3 million. These swaps were originally entered into to hedge against changes in the fair value of the 7.125% Senior Notes resulting from market fluctuations to LIBOR. Hedge accounting was discontinued on June 30, 2007. The change in fair value of the interest rate swaps is recorded in earnings each period.
Currency Exchange Rate Risk Hedging
     Because a significant portion of PAA’s Canadian business is conducted in CAD and, at times, a portion of our debt is denominated in CAD, PAA uses certain financial instruments to minimize the risks of unfavorable changes in exchange rates. These instruments may include forward exchange contracts, swaps and options. At December 31, 2008, PAA’s open foreign exchange derivatives consisted of forward exchange contracts that exchange CAD and U.S. dollars on a net basis as follows (in millions):

	CAD	U.S. Dollars	Average Exchange Rate
2009	$43	$38	CAD $1.12 to US $1.00
2010	$25	$25	CAD $1.00 to US $1.00
2011	$25	$25	CAD $1.00 to US $1.00
2012	$25	$25	CAD $1.00 to US $1.00
2013	$19	$19	CAD $1.00 to US $1.00
     These financial instruments are placed with large, highly rated financial institutions.
     In anticipation of closing the Rainbow acquisition, PAA entered into a forward currency exchange contract, which exchanged Canadian dollars and US dollars, to hedge the foreign currency exchange risk inherent in the acquisition price. In May 2008, PAA settled the forward contract.
     Upon closing of the Rainbow acquisition, PAA entered into a CAD-denominated intercompany note. In order to hedge the foreign currency exposure on the interest payments, PAA entered into forward currency exchange contracts. In October 2008, PAA settled half of these instruments which resulted in a gain of approximately $17 million, which is deferred in AOCI.
Adoption of SFAS 157
     Effective January 1, 2008, we adopted SFAS 157 which, among other things, requires enhanced disclosures about assets and liabilities carried at fair value. As defined in SFAS 157, fair value is the price that would be received from selling an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date.

Whenever possible, we use market data that market participants would use when pricing an asset or liability. These inputs can be either readily observable or market corroborated. We apply the market approach for recurring fair value measurements related to our derivatives. SFAS 157 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement).
     The following table sets forth by level within the fair value hierarchy of PAA’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2008. As required by SFAS 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities within the fair value hierarchy levels.

	Fair Value as of December 31, 2008
	(in millions)
Recurring Fair Value Measures	Level 1	Level 2	Level 3	Total
Assets:
Commodity derivatives	$235	$9	$112	$356
Interest rate derivatives	—	—	5	5
Foreign currency derivatives	—	—	18	18

Total assets at fair value	$235	$9	$135	$379

Liabilities:
Commodity derivatives	$(330)	$—	$(56)	$(386)
Foreign currency derivatives	—	—	(5)	(5)

Total liabilities at fair value	$(330)	$—	$(61)	$(391)

Net asset/(liability) at fair value	$(95)	$9	$74	$(12)

The determination of the fair values above incorporates various factors required under SFAS 157. These factors include not only the credit standing of the counterparties involved and the impact of credit enhancements (such as cash deposits and letters of credit) but also the impact of our nonperformance risk on our liabilities. The fair value of PAA’s commodity derivatives, interest rate derivatives and foreign currency derivatives includes adjustments for credit risk. We measure credit risk by deriving a probability of default from market observed credit default swap spreads as of the measurement date. The probability of default is applied to the net credit exposure of each of PAA’s counterparties and includes a recovery rate adjustment. The recovery rate is an estimate of what would ultimately be recovered through a bankruptcy proceeding in the event of default. Fair value adjustments related to PAA’s counterparty credit risk resulted in a net deferred loss of $1 million in AOCI during the year ended December 31, 2008. There were no changes to any of our valuation techniques during the period.
Level 1
     Included within level 1 of the fair value hierarchy are commodity derivatives that are exchange traded. Exchange-traded derivative contracts include futures, options and swaps. The fair value of exchange-traded commodity derivatives is based on unadjusted quoted prices in active markets and is therefore classified within level 1 of the fair value hierarchy.
Level 2
     Included within level 2 of the fair value hierarchy is a physical commodity supply contract that meets the definition of a derivative but is not excluded from SFAS 133 under the normal purchase and normal sale scope exception. The fair value of this commodity derivative is measured with level 1 inputs for similar but not identical instruments and therefore must be included in level 2 of the fair value hierarchy.
Level 3
     Included within level 3 of the fair value hierarchy are (i) commodity derivatives that are not exchange traded, (ii) interest rate derivatives and (iii) foreign currency derivatives, which are described as follows:
•	Commodity Derivatives: Level 3 commodity derivatives include over-the-counter commodity derivatives such as forwards, swaps and options and certain physical commodity contracts. The fair value of PAA’s level 3 derivatives is based on either an indicative broker or dealer price quotation or a valuation model. PAA’s valuation models utilize inputs such as price, volatility and correlation and do not involve significant management judgments.

•	Interest Rate Derivatives: Level 3 interest rate derivatives include interest rate swaps. The fair value of PAA’s interest rate derivatives is based on indicative broker or dealer price quotations. Broker or dealer price quotations are corroborated with objective inputs including forward LIBOR curves and forward Treasury yields that are obtained from pricing services.

•	Foreign Currency Derivatives: Level 3 foreign currency derivatives include foreign currency swaps, forward exchange contracts and options. The fair value of PAA’s foreign currency derivatives is based on indicative broker or dealer price quotations. Broker or dealer price quotations are corroborated with objective inputs including forward CAD/USD forward exchange rates that are obtained from pricing services.
     The majority of the derivatives included in level 3 of the fair value hierarchy are classified as level 3 because the broker or dealer price quotations used to measure fair value and the pricing services used to corroborate the quotations are indicative quotations rather than quotations whereby the broker or dealer is ready and willing to transact. However, the fair value of these level 3 derivatives is not based upon significant management assumptions or subjective inputs.
Rollforward of Level 3 Net Liability
     The following table provides a reconciliation of changes in fair value of the beginning and ending balances for PAA’s derivatives measured at fair value using inputs classified as level 3 in the fair value hierarchy (in millions):

Year Ended
December 31, 2008
Balance as of January 1, 2008	$(21)
Realized and unrealized gains (losses):
Included in earnings	68
Included in other comprehensive income	35
Purchases, issuances, sales and settlements	(8)
Transfers into or out of level 3(1)	—

Balance as of December 31, 2008	$74

Change in unrealized gains (losses) included in earnings relating to level 3 derivatives still held as of December 31, 2008(2)	$44

(1)	Transfers into or out of level 3 represent existing assets or liabilities that were either previously categorized at a higher level for which the inputs to the model became unobservable or that were previously classified as level 3 for which the lowest significant input became observable during the period. There were no transfers into or out of level 3 during the period.

(2)	The change in unrealized gains and losses related to PAA’s level 3 assets and liabilities still held at the end of the period are either recognized in earnings or deferred in AOCI through the application of hedge accounting.

     We believe that a proper analysis of our level 3 gains or losses must incorporate the understanding that these items are generally used to hedge PAA’s commodity price risk, interest rate risk and foreign currency exchange risk and are therefore offset by the underlying transactions.
Note 7—Income Taxes
U.S. Federal and State Taxes
     As a master limited partnership, PAA is not subject to U.S. federal income taxes; rather the tax effect of PAA’s operations is passed through to its unitholders. Although PAA is subject to state income taxes in some states, the impact to the year ended December 31, 2008 was immaterial.
Canadian Federal and Provincial Taxes
     Certain of PAA’s Canadian subsidiaries are corporations for Canadian tax purposes, thus their operations are subject to Canadian federal and provincial income taxes. The remainder of PAA’s Canadian operations is conducted through an operating limited partnership, which in the past was treated as a flow-through entity for tax purposes. This entity is subject to Canadian legislation passed in June 2007 that imposes entity-level taxes on certain types of flow-through entities. This legislation includes safe harbor guidelines that grandfather certain existing entities (which, we believe, would include PAA) and delay the effective date of such legislation until 2011 provided that such entities do not exceed the normal growth guidelines. Although PAA continuously reviews acquisition opportunities that, if consummated, could cause PAA to exceed the normal growth guidelines, PAA believes that it is currently within the normal growth guidelines. At the time of enactment of the legislation in June 2007, PAA recognized a net deferred income tax liability of approximately $10 million. This amount represented the estimated tax effect of temporary differences that existed at that time and that were expected to reverse after the date that this legislation is effective for PAA based on the 28% weighted average tax rate that PAA expects to be in effect when these temporary differences reverse. Substantially all of this amount is related to differences between book basis and tax basis depreciation on applicable property and equipment.
     PAA files Canadian federal and provincial tax returns. Generally, PAA is no longer subject to Canadian federal and provincial income tax examinations for years before 2005.
Tax Components
     Deferred tax assets and liabilities, which are included net within other long-term liabilities and deferred credits in our consolidated balance sheet, result from the following (in millions):

December 31,
2008
Deferred tax assets:
Book accruals in excess of current tax deductions	$9
Net operating losses carried forward	—

Total deferred tax assets	$9

Deferred tax liabilities:
Canadian partnership income subject to deferral	$—
Property, plant and equipment in excess of tax values	(118)

Total deferred tax liabilities	$(118)

Net deferred tax liabilities	$(109)

     We adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of SFAS No. 109 “Accounting for Income Taxes,” on January 1, 2007. The adoption of FIN 48 had no material impact on our financial statement. PAA recognizes interest and penalties related to uncertain tax positions in income tax expense. At December 31, 2008, PAA has no material assets, liabilities or accrued interest associated with uncertain tax positions.

Note 8—Major Customers and Concentration of Credit Risk
     Marathon Petroleum Company, LLC and ConocoPhillips Company accounted for 14% and 12%, respectively, of PAA’s revenues for the year ended December 31, 2008. No other customers accounted for 10% or more of PAA’s revenues during any of 2008. We believe that the loss of these customers would have only a short-term impact on PAA’s operating results. There is risk, however, that PAA would not be able to identify and access a replacement market at comparable margins.
     Financial instruments that potentially subject us to concentrations of credit risk consist principally of trade receivables. Our accounts receivable are primarily from PAA’s purchasers and shippers of crude oil. This industry concentration has the potential to impact our overall exposure to credit risk in that the customers may be similarly affected by changes in economic, industry or other conditions. We review credit exposure and financial information of PAA’s counterparties and generally require letters of credit for receivables from customers that are not considered creditworthy, unless the credit risk can otherwise be reduced.
Note 9—Related Party Transactions
Reimbursement of Expenses of Affiliated Entities
     PAA reimburses GP LLC for all direct and indirect costs of services provided to PAA, incurred on its behalf, including the costs of employee, officer and director compensation and benefits allocable to it, as well as all other expenses necessary or appropriate to the conduct of PAA’s business, allocable to us (other than expenses related to the Class B units of AAPLP). We record these costs on the accrual basis in the period in which GP LLC incurs them. PAA’s partnership agreement provides that GP LLC will determine the expenses that are allocable to PAA in any reasonable manner determined by GP LLC in its sole discretion. Total costs reimbursed by PAA to GP LLC for the year ended December 31, 2008 was $289 million.
Vulcan Energy Corporation
     As of December 31, 2008, Vulcan Energy Corporation (“Vulcan Energy”) and its affiliates owned approximately 50% of GP LLC, as well as approximately 10% of PAA’s outstanding limited partner units.
     Voting Agreement. In August 2005, one of the owners of GP LLC notified the remaining owners of its intent to sell its 19% interest. The remaining owners elected to exercise their right of first refusal, such that the 19% interest was purchased pro rata by all remaining owners. As a result of the transaction, Vulcan Energy’s ownership interest increased from 44% to over 50%. At the closing of the transaction, Vulcan Energy entered into a voting agreement that restricts its ability to unilaterally elect or remove GP LLC’s independent directors, and separately, our CEO and COO agreed, subject to certain ongoing conditions, to waive certain change-of-control payment rights that would otherwise have been triggered by the increase in Vulcan Energy’s ownership interest. These ownership changes to GP LLC had no material impact on us.
     Another owner of GP LLC, Lynx Holdings I, LLC, agreed to restrict certain of its voting rights with respect to its approximate 1.2% membership interest in GP LLC.
     Administrative Services Agreement. On October 14, 2005, GP LLC and Vulcan Energy entered into an Administrative Services Agreement, effective as of September 1, 2005 (the “Services Agreement”). Pursuant to the Services Agreement, GP LLC provides administrative services to Vulcan Energy for consideration of an annual fee, plus certain expenses. Effective October 1, 2006, the annual fee for providing these services was increased to $1 million. Beginning in October 2008, the Services Agreement automatically renews for successive one-year periods unless either party provides written notice of its intention to terminate the Services Agreement. Pursuant to the agreement, Vulcan Energy has appointed certain employees of GP LLC as officers of Vulcan Energy for administrative efficiency. Under the Services Agreement, Vulcan Energy acknowledges that conflicts may arise between itself and GP LLC. If GP LLC believes that a specific service is in conflict with the best interest of GP LLC or its affiliates then GP LLC is entitled to suspend the provision of that service and such a suspension will not constitute a breach of the Services Agreement.
     Omnibus Agreement. PAA, GP LLC, certain affiliated entities and Vulcan Energy are parties to an amended and restated omnibus agreement dated as of July 23, 2004. Pursuant to this agreement, Vulcan Energy has agreed, so long as Vulcan Energy or any of its affiliates owns an interest, directly or indirectly, in GP LLC, not to engage in or acquire any business engaged in the following activities:

•	crude oil storage, terminalling and gathering activities in any state in the United States (except for Hawaii), the Outer Continental Shelf of the United States or any province or territory in Canada, for any person other than entities affiliated with Vulcan Energy and its affiliates (collectively, the “Vulcan entities”) or GP LLC, PAA, its operating partnerships and any controlled affiliates (collectively, the “Plains entities”);

•	crude oil marketing activities; and

•	transportation of crude oil by pipeline in any state in the United States (except for Hawaii), the Outer Continental Shelf of the United States or any province or territory in Canada, for any person other than the Plains entities.
     These restrictions are subject to specified permitted exceptions and may be terminated by Vulcan Energy upon certain change of control events involving Vulcan Energy. The omnibus agreement further permits, except as otherwise restricted by the omnibus agreement or any other agreement, each Vulcan entity to engage in any business activity, including those that may be in direct competition with the Plains entities. Further, any owner of equity interests in Vulcan Energy may make passive investments in PAA’s competitors so long as such owner does not directly or indirectly use any knowledge or confidential information it received through the ownership by a Plains entity to compete, or to engage in or become interested financially in any person that competes, in the restricted activities described above.
Investment in PAA/Vulcan Gas Storage, LLC
     PAA/Vulcan, a limited liability company, was formed in 2005. PAA owns 50% of PAA/Vulcan and the other 50% is owned by Vulcan Gas Storage LLC, a subsidiary of Vulcan Capital Private Equity I LLC which is an affiliate of Vulcan Energy. W. Lance Conn, a member of GP LLC’s board of directors, has a profits interest in Vulcan Gas Storage LLC. The Board of Directors of PAA/Vulcan consists of an equal number of our representatives and representatives of Vulcan Gas Storage and is responsible for providing strategic direction and policy-making. PAA, as the managing member, is responsible for the day-to-day operations. PAA/Vulcan is not a variable interest entity, and we do not have the ability to control the entity; therefore, we account for the investment under the equity method in accordance with APB 18. This investment is reflected in investments in unconsolidated entities in our consolidated balance sheet.
     In September 2005, PAA/Vulcan acquired ECI, an indirect subsidiary of Sempra Energy, for approximately $250 million. PAA and Vulcan Gas Storage LLC each made an initial cash investment of approximately $113 million and Bluewater Natural Gas Holdings, LLC, a subsidiary of PAA/Vulcan (“Bluewater”), entered into a $90 million credit facility contemporaneously with closing. In August 2006, the borrowing capacity under this facility was increased to $120 million.
     PAA/Vulcan is developing a natural gas storage facility through its wholly owned subsidiary, Pine Prairie Energy Center, LLC (“Pine Prairie”). Proper functioning of the Pine Prairie storage caverns will require a minimum operating inventory contained in the caverns at all times (referred to as “base gas”). PAA has arranged to provide the base gas for the storage facility to Pine Prairie at a price not to exceed $8.50 per million cubic feet. In conjunction with this arrangement, PAA executed hedges on the NYMEX for the relevant delivery periods. At the time of delivery, the base gas will be sold to PAA/Vulcan at the average price that PAA pays for the base gas (including hedge gains or losses) and we will not recognize any gain or loss. We recorded deferred revenue for receipt of a one-time fee of approximately $1 million for PAA’s services to own and manage the hedge positions and to deliver the natural gas.
     PAA and Vulcan Gas Storage are both required to make capital contributions in equal proportions to fund equity requests associated with certain projects specified in the joint venture and other agreements. For certain other specified projects, Vulcan Gas Storage has the right, but not the obligation, to participate for up to 50% of such equity requests. In some cases, Vulcan Gas Storage’s obligation is subject to a maximum amount, beyond which Vulcan Gas Storage’s participation is optional. For any other capital expenditures, or capital expenditures with respect to which Vulcan Gas Storage’s participation is optional, if Vulcan Gas Storage elects not to participate, PAA has the right to make additional capital contributions to fund 100% of the project until PAA’s interest in PAA/Vulcan equals 70%. Such contributions would increase PAA’s interest in PAA/Vulcan and dilute Vulcan Gas Storage’s interest. Once PAA’s ownership interest is 70% or more, Vulcan Gas Storage would have the right, but not the obligation, to make future capital contributions proportionate to its ownership interest at the time. During 2008, PAA contributed an additional $37 million to PAA/Vulcan. During 2008, PAA received distributions of approximately $7 million from PAA/Vulcan. Vulcan Gas Storage made the same net contribution as PAA did during 2008 and 2007. Such contributions and distributions did not result in an increase or decrease to PAA’s ownership interest. In connection with the construction financing for development of the Pine Prairie storage facility, PAA and Vulcan Gas Storage have committed to make future aggregate capital contributions up to a maximum of $17.5 million each.

     In conjunction with the formation of PAA/Vulcan, PAA and Paul G. Allen provided performance and financial guarantees to the seller with respect to PAA/Vulcan’s performance under the purchase agreement, as well as in support of continuing guarantees of the seller with respect to ECI’s obligations under certain gas storage and other contracts. PAA and Paul G. Allen would be required to perform under these guarantees only if ECI was unable to perform. In addition, PAA provided a guarantee under one contract with an indefinite life for which neither Vulcan Capital nor Paul G. Allen provided a guarantee. In exchange for the disproportionate guarantee, PAA will receive preference distributions totaling $1 million over ten years from PAA/Vulcan (distributions that would otherwise have been paid to Vulcan Gas Storage). We believe that the fair value of the obligation to stand ready to perform is minimal. In addition, we believe the probability that PAA would be required to perform under the guaranty is extremely remote; however, there is no dollar limitation on potential future payments that fall under this obligation.
     PAA/Vulcan reimburses PAA for the allocated costs of PAA’s non-officer staff associated with the management and day-to-day operations of PAA/Vulcan and all out-of-pocket costs. In addition, in the first fiscal year that EBITDA (as defined in the PAA/Vulcan LLC agreement) of PAA/Vulcan exceeds $75 million, PAA will receive a distribution from PAA/Vulcan equal to $6 million per year for each year since formation of the joint venture, subject to a maximum of 5 years or $30 million. Thereafter, PAA will receive annually a distribution equal to the greater of $2 million per year or two percent of the EBITDA of PAA/Vulcan.
Note 10—Equity Compensation Plans
     GP LLC has adopted the Plains All American GP LLC 1998 Long-Term Incentive Plan (the “1998 Plan”), the 2005 Long-Term Incentive Plan (the “2005 Plan”) and the PPX Successor Long-Term Incentive Plan (the “PPX Successor Plan”) for employees and directors as well as the Plains All American GP LLC 2006 Long- Term Incentive Tracking Unit Plan (the “2006 Plan”) for non-officer employees. The 1998 Plan, 2005 Plan and PPX Successor Plan authorize the grant of an aggregate of 5.4 million common units of PAA deliverable upon vesting. Although other types of awards are contemplated under the plans, currently outstanding awards are limited to “phantom units,” which mature into the right to receive common units of PAA (or cash equivalent) upon vesting. Some awards also include distribution equivalent rights (“DERs”). Subject to applicable earning criteria, a DER entitles the grantee to a cash payment equal to the cash distribution paid on an outstanding common unit of PAA. The 2006 Plan authorizes the grant of approximately 1.4 million “tracking units” which, upon vesting, represent the right to receive a cash payment in an amount based upon the market value of a common unit of PAA at the time of vesting. GP LLC will be entitled to reimbursement by PAA for any costs incurred in settling obligations under the plans.
     Under SFAS 123(R) the fair value of the LTIP awards, which are subject to liability classification, is calculated based on the closing market price of PAA’s units at each balance sheet date adjusted for (i) the present value of any distributions that are estimated to occur on the underlying units over the vesting period that will not be received by the award recipients and (ii) an estimated forfeiture rate when appropriate. This fair value is recognized as compensation expense over the period the awards are earned. PAA’s LTIP awards typically contain performance conditions based on attainment of certain annualized distribution levels and vest upon the later of a certain date or the attainment of such levels. For awards with performance conditions, we recognize compensation expense only if the achievement of the performance condition is considered probable and amortize that expense over the service period. When awards with performance conditions that were previously considered improbable of occurring become probable of occurring, we incur additional LTIP compensation expense necessary to adjust the life-to-date accrued liability associated with these awards. PAA’s DER awards typically contain performance conditions based on the attainment of certain annualized PAA distribution levels and become earned upon the earlier of a certain date or the attainment of such levels. The DERs terminate with the vesting or forfeiture of the underlying LTIP award. We recognize compensation expense for DER payments in the period the payment is earned.
     At December 31, 2008, PAA had the following LTIP awards outstanding (units in millions):

		Estimated Unit Vesting Date
	Vesting
LTIP Units	Distribution
Outstanding	Amount	2009	2010	2011	2012
1.3(1)	$3.20	0.6	0.7	—	—
1.3(2)	$3.50 - $4.50	—	—	0.8	0.5
1.3(3)	$3.50 - $4.00	—	0.8	0.1	0.4

3.9(4)(5)		0.6	1.5	0.9	0.9

(1)	Upon PAA’s February 2007 annualized distribution of $3.20, these LTIP awards satisfied all distribution requirements and will vest upon completion of the respective service period.

(2)	These LTIP awards have performance conditions requiring the attainment of an annualized PAA distribution of between $3.50 and $4.50 and vest upon the later of a certain date or the attainment of such levels. If the performance conditions are not attained, these awards will be forfeited. For purposes of this disclosure, the awards are presented above assuming the PAA distribution levels are attained and that the awards will vest on the earliest date possible regardless of our current assessment of probability.

(3)	These LTIP awards have performance conditions requiring the attainment of an annualized PAA distribution of between $3.50 and $4.00. Fifty percent of these awards will vest in 2012 regardless of whether the performance conditions are attained. For purposes of this disclosure, the awards are presented above assuming the PAA distribution levels are attained and that the awards will vest on the earliest date possible regardless of our current assessment of probability.

(4)	Approximately 2.1 million of PAA’s approximately 3.9 million outstanding LTIP awards also include DERs, of which 1.2 million are currently earned.

(5)	LTIP units outstanding do not include Class B units of AAPLP described below.
     Our LTIP activity is summarized in the following table (in millions, except weighted average grant date fair values per unit):

	Year Ended December 31,
	2008
		Weighted
		Average
		Grant Date
	Units	Fair Value per Unit
Outstanding at beginning of period	3.6	$37.75
Granted	0.5	31.79
Vested	(0.1)	32.44
Cancelled or forfeited	(0.1)	36.14

Outstanding at end of period	3.9	$36.44

     Our accrued liability at December 31, 2008 related to all outstanding LTIP awards and DERs is approximately $55 million, which includes an accrual associated with our assessment that an annualized distribution of $3.75 per limited partner unit of PAA is probable of occurring. We have not deemed a PAA distribution of more than $3.75 to be probable.
Class B Units of AAPLP
     In August 2007, the owners of AAPLP authorized the creation and issuance of up to 200,000 Class B units of AAPLP to be administered by the compensation committee. The Class B units are earned in 25% increments upon PAA achieving annualized distribution levels of $3.50, $3.75, $4.00 and $4.50 (or in some cases, within six months thereof). When earned, the Class B units are entitled to participate in distributions paid by AAPLP in excess of $11 million (as adjusted for debt service costs and excluding special distributions funded by debt) per quarter. Assuming all 200,000 Class B units were granted and earned, the maximum participation would be 8% of AAPLP’s distribution in excess of $11 million (as adjusted) each quarter. At December 31, 2008, 154,000 Class B units were outstanding and 46,000 Class B units were reserved for future grants. In August 2008, 21,000 Class B units were earned upon the payment of PAA’s second quarter distribution of $0.8875 per unit and an additional 17,500 were earned in February 2009. Although the entire economic burden of the Class B units, which are equity classified, is borne solely by AAPLP and does not impact our cash, member’s equity or PAA’s units outstanding, the intent of the Class B units is to provide a performance incentive and encourage retention for certain members of our senior management. Therefore, we recognize the grant date fair value of the Class B units as compensation expense over the service period. The total grant date fair value of the 154,000 Class B units outstanding at December 31, 2008 was approximately $34 million.
Other Consolidated Information
     As of December 31, 2008, the weighted average remaining contractual life of our outstanding LTIP awards was approximately two years based on expected vesting dates. Based on the December 31, 2008 fair value measurement and probability assessment regarding future PAA distributions, we expect to recognize approximately $41 million of additional expense over the life of our outstanding awards related to the remaining unrecognized fair value. This estimate is based on the closing market price of PAA’s limited partner units of $34.69 at December 31, 2008. Actual amounts may differ materially as a result of a change in the market price of PAA’s limited partner units and/or probability assessment regarding future PAA distributions. We estimate that the remaining fair value will be recognized in expense as shown below (in millions):

Equity Compensation
Plan Fair Value
Year	Amortization(1)(2)
2009	$19
2010	15
2011	5
2012	2
2013	—

Total	$41

(1)	Amounts do not include fair value associated with awards containing performance conditions that are not considered to be probable of occurring at December 31, 2008.

(2)	Includes unamortized fair value associated with Class B units of AAPLP.
Note 11—Commitments and Contingencies
Commitments
     PAA leases certain real property, equipment and operating facilities under various operating and capital leases. PAA also incurs costs associated with leased land, rights-of-way, permits and regulatory fees, the contracts for which generally extend beyond one year but can be cancelled at any time should they not be required for operations. Future non-cancellable commitments related to these items at December 31, 2008, are summarized below (in millions):

2009	$57
2010	46
2011	40
2012	35
2013	26
Thereafter	204

Total	$408

     Expenditures related to leases for 2008 were $82 million.
Contingencies
     Pipeline Releases. In January 2005 and December 2004, PAA experienced two unrelated releases of crude oil that reached rivers located near the sites where the releases originated. In early January 2005, an overflow from a temporary storage tank located in East Texas resulted in the release of approximately 1,200 barrels of crude oil, a portion of which reached the Sabine River. In late December 2004, one of PAA’s pipelines in West Texas experienced a rupture that resulted in the release of approximately 4,500 barrels of crude oil, a portion of which reached a remote location of the Pecos River. In both cases, emergency response personnel under the supervision of a unified command structure consisting of representatives of PAA, the EPA, the Texas Commission on Environmental Quality and the Texas Railroad Commission conducted clean-up operations at each site. Approximately 980 and 4,200 barrels were recovered from the two respective sites. The unrecovered oil was removed or otherwise addressed by PAA in the course of site remediation. Aggregate costs associated with the releases, including estimated remediation costs, are estimated to be approximately $4 million to $5 million. In cooperation with the appropriate state and federal environmental authorities, PAA has completed its work with respect to site restoration, subject to some ongoing remediation at the Pecos River site. EPA has referred these two crude oil releases, as well as several other smaller releases, to the U.S. Department of Justice (the “DOJ”) for further investigation in connection with a civil penalty enforcement action under the Federal Clean Water Act. PAA has cooperated in the investigation and is currently involved in settlement discussions with DOJ and EPA. Our assessment is that it is probable PAA will pay penalties related to the releases. PAA may also be subjected to injunctive remedies that would impose additional requirements, costs and constraints on PAA’s operations. We have accrued our current estimate of the likely penalties as a loss contingency, which is included in the estimated aggregate costs set forth above. We understand that the maximum permissible penalty, if any, that EPA could assess with respect to the subject releases under relevant statutes would be approximately $6.8 million. Such statutes contemplate the potential for substantial reduction in penalties based on mitigating circumstances and factors. We believe that several of such circumstances and factors exist, and thus have been a primary focus in discussions with the DOJ and EPA with respect to these matters.
      SemCrude Bankruptcy. PAA will from time to time have claims relating to insolvent suppliers, customers or counterparties, such as the bankruptcy proceedings of SemCrude. As a result of PAA’s statutory protections and contractual rights of setoff, substantially all of its pre-petition claims against SemCrude should be satisfied. Certain creditors of SemCrude and its affiliates have challenged PAA’s contractual and statutory rights to setoff certain of PAA’s payables to the debtor against PAA’s receivables from the debtor. The aggregate amount subject to challenge is approximately $62 million. PAA intends to vigorously defend its contractual and statutory rights.
     On November 15, 2006, PAA completed the Pacific merger. The following is a summary of the more significant matters that relate to Pacific, its assets or operations.
     The People of the State of California v. Pacific Pipeline System, LLC (“PPS”). In March 2005, a release of approximately 3,400 barrels of crude oil occurred on Line 63, subsequently acquired by PAA in the Pacific merger. The release occurred when the pipeline was severed as a result of a landslide caused by heavy rainfall in the Pyramid Lake area of Los Angeles County. Total projected emergency response, remediation and restoration costs are approximately $26 million, substantially all of which have been incurred and recovered under a pre-existing PPS pollution liability insurance policy.
     In connection with this release, in March 2006, PPS, a subsidiary acquired in the Pacific merger, was served with a four-count misdemeanor criminal action in the Los Angeles Superior Court Case No. 6NW01020, which alleged the violation by PPS of two strict liability statutes under the California Fish and Game Code for the unlawful deposit of oil or substances harmful to wildlife into the environment, and violations of two sections of the California Water Code for the willful and intentional discharge of pollution into state waters. On October 15, 2008 this criminal action (all four counts) was dismissed with prejudice and PPS was not subjected to any fine or penalty.
     In September 2008, PPS was served by the State of California with a civil complaint in connection with this release, in the Los Angeles Superior Court Case No. BC398627, alleging violations of the California Fish and Game Code for the unlawful deposit of oil or substances harmful to wildlife into the environment, violations of two sections of the California Water Code for the unlawful discharge of waste into state waters without a permit, and violations of the Public Nuisance Code alleging that discharge of petroleum into waters of the state had created a public nuisance. This case was settled in October 2008. Pursuant to the terms of the settlement agreement, PPS paid no fine or penalty, but made civil settlement payments to various agencies of the State of California in the total amount of approximately $1.1 million.
     United States of America v. Pacific Pipeline System, LLC. In September 2008, the EPA filed a civil complaint against PPS in connection with the Pyramid Lake release. The complaint, which was filed in the Federal District Court for the Central District of California, Civil Action No. CV08-5768DSF(SSX), seeks the maximum permissible penalty under the relevant statutes of approximately $3.7 million. The EPA and DOJ have discretion to reduce the fine, if any, after considering other mitigating factors. Because of the uncertainty associated with these factors, the final amount of the fine that will be assessed for the alleged offenses cannot be ascertained. PAA may also be subjected to injunctive remedies that would impose additional requirements, costs and constraints on our operations. PAA will defend against these charges. PAA believes that several defenses and mitigating circumstances and factors exist that could substantially reduce any penalty or fine that might be imposed by the EPA and DOJ, and intends to pursue discussions with the EPA and DOJ regarding such defenses and mitigating circumstances and factors. Although we have established an estimated loss contingency for this matter, we are presently unable to determine whether the March 2005 spill incident may result in a loss in excess of our accrual for this matter. Discussions with the DOJ on behalf of the EPA to resolve this matter have commenced.
     Exxon v. GATX. This Pacific legacy matter involves the allocation of responsibility for remediation of MTBE (and other petroleum product) contamination at the Pacific Atlantic Terminals LLC (“PAT”) facility at Paulsboro, New Jersey. The estimated maximum potential remediation cost ranges up to $10 million. Both Exxon and GATX were prior owners of the terminal. PAA contends that Exxon and GATX are primarily responsible for the majority of the remediation costs. PAA is in dispute with Kinder Morgan (as successor in interest to GATX) regarding the indemnity by GATX in favor of Pacific in connection with Pacific’s purchase of the facility. In a related matter, the New Jersey Department of Environmental Protection has brought suit against GATX and Exxon to recover natural resources damages. Exxon and GATX have filed third-party demands against PAT, seeking indemnity and contribution. PAA is vigorously defending against any claim that PAT is directly or indirectly liable for damages or costs associated with the contamination.
     Other Pacific-Legacy Matters. Pacific had completed a number of acquisitions that had not been fully integrated prior to the merger with PAA. Accordingly, PAA has and may become aware of other matters involving the assets and operations acquired in the Pacific merger as they relate to compliance with environmental and safety regulations, which matters may result in mitigative costs or the imposition of fines and penalties. PAA has, for instance, recently settled numerous air permit violations alleged by the Bay Area Air Quality Management District.
      General. PAA, in the ordinary course of business, is a claimant and/or a defendant in various legal proceedings. To the extent we are able to assess the likelihood of a negative outcome for these proceedings, our assessments of such likelihood range from remote to probable. If we determine that a negative outcome is probable and the amount of loss is reasonably estimable, we accrue the estimated amount. We do not believe that the outcome of these legal proceedings, individually or in the aggregate, will have a materially adverse effect on our financial condition.
     Environmental. PAA has in the past experienced and in the future likely will experience releases of crude oil into the environment from its pipeline and storage operations. PAA also may discover environmental impacts from past releases that were previously unidentified. Although PAA maintains an inspection program designed to help prevent releases, damages and liabilities incurred due to any such releases from PAA’s assets may substantially affect its business. As PAA expands its pipeline assets through acquisitions, PAA typically improves on (decreases) the rate of releases from such assets as it implements its procedures, removes selected assets from service and spends capital to upgrade the assets. However, the inclusion of additional miles of pipe in PAA’s operations may result in an increase in the absolute number of releases company-wide compared to prior periods. PAA experienced such an increase in connection with the Pacific acquisition, which added approximately 5,000 miles of pipeline to its operations, and in connection with the purchase of assets from Link in April 2004, which added approximately 7,000 miles of pipeline to its operations. As a result, PAA has also received an increased number of requests for information from governmental agencies with respect to such releases of crude oil (such as EPA requests under Clean Water Act Section 308), commensurate with the scale and scope of its pipeline operations, including a Section 308 request received in late October 2007 with respect to a 400-barrel release of crude oil, a portion of which reached a tributary of the Colorado River in a remote area of West Texas. See “—Pipeline Releases” above.
     At December 31, 2008, our reserve for environmental liabilities totaled approximately $42 million, of which approximately $8 million is classified as short-term and $34 million is classified as long-term. At December 31, 2008, we have recorded receivables totaling approximately $4 million for amounts that are probable of recovery under insurance and from third parties under indemnification agreements.
     In some cases, the actual cash expenditures may not occur for three to five years. Our estimates used in these reserves are based on all known facts at the time and our assessment of the ultimate outcome. Among the many uncertainties that impact our estimates are the necessary regulatory approvals for, and potential modification of, PAA’s remediation plans, the limited amount of data available upon initial assessment of the impact of soil or water contamination, changes in costs associated with environmental remediation services and equipment and the possibility of existing legal claims giving rise to additional claims. Therefore, although we believe that the reserve is adequate, costs incurred in excess of this reserve may be higher and may potentially have a material adverse effect on our financial condition.
     Other. A pipeline, terminal or other facility may experience damage as a result of an accident, natural disaster or terrorist activity. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. PAA maintains insurance of various types that we consider adequate to cover PAA’s operations and properties. The insurance covers PAA’s assets in amounts considered reasonable. The insurance policies are subject to deductibles that we consider reasonable and not excessive. PAA’s insurance does not cover every potential risk associated with operating pipelines, terminals and other facilities, including the potential loss of significant revenues. The overall trend in the environmental insurance industry appears to be a contraction in the breadth and depth of available coverage, while costs, deductibles and retention levels have increased. Absent a material favorable change in the environmental insurance markets, this trend is expected to continue as PAA continues to grow and expand. As a result, we anticipate that PAA will elect to self-insure more of its environmental activities or incorporate higher retention in its insurance arrangements.
     The occurrence of a significant event not fully insured, indemnified or reserved against, or the failure of a party to meet its indemnification obligations, could materially and adversely affect our financial condition. We believe that PAA is adequately insured for public liability and property damage to others with respect to its operations. With respect to all of its coverage, PAA may not be able to maintain adequate insurance in the future at rates we consider reasonable. In addition, although we believe that we have established adequate reserves to the extent that such risks are not insured, costs incurred in excess of these reserves may be higher and may potentially have a material adverse effect on our financial condition.
Note 12—Environmental Remediation
     PAA currently owns or leases, and in the past has owned and leased, properties where hazardous liquids, including hydrocarbons, are or have been handled. These properties and the hazardous liquids or associated wastes disposed thereon may be subject to CERCLA, RCRA and state and Canadian federal and provincial laws and regulations. Under such laws and regulations, PAA could be required to remove or remediate hazardous liquids or associated wastes (including wastes disposed of or released by prior owners or operators) and to clean up contaminated property (including contaminated groundwater).
      PAA maintains insurance of various types with varying levels of coverage that we consider adequate under the circumstances to cover PAA’s operations and properties. The insurance policies are subject to deductibles and retention levels that we consider reasonable and not excessive. Consistent with insurance coverage generally available in the industry, in certain circumstances PAA’s insurance policies provide limited coverage for losses or liabilities relating to gradual pollution, with broader coverage for sudden and accidental occurrences.
     In conjunction with our acquisitions, PAA makes an assessment of potential environmental exposure and determines whether to negotiate an indemnity, what the terms of any indemnity should be and whether to obtain environmental risk insurance, if available. These contractual indemnifications typically are subject to specific monetary requirements that must be satisfied before indemnification will apply, and have term and total dollar limits. For instance, in connection with the purchase of former Texas New Mexico (“TNM”) pipeline assets from Link in 2004, PAA identified a number of environmental liabilities for which it received a purchase price reduction from Link and recorded a total environmental reserve of $20 million, of which PAA agreed in an arrangement with TNM to bear the first $11 million in costs of pre-May 1999 environmental issues. TNM also agreed to pay all costs in excess of $20 million (excluding certain deductibles). TNM’s obligations are guaranteed by Shell Oil Products (“SOP”). As of December 31, 2008, PAA had incurred approximately $9 million of remediation costs associated with these sites, while SOP’s share is approximately $5 million. In another example, as a result of PAA’s merger with Pacific, PAA assumed liability for a number of ongoing remediation sites associated with releases from pipeline or storage operations. PAA has evaluated each of the sites requiring remediation and developed reserve estimates for the Pacific sites, which total approximately $18 million at December 31, 2008.
     In connection with the acquisition of certain crude oil transmission and gathering assets from SOP in 2002, SOP purchased an environmental insurance policy covering known and unknown environmental matters associated with operations prior to closing. PAA is a named beneficiary under the policy, which has a $100,000 deductible per site, an aggregate coverage limit of $70 million, and expires in 2012.
     Other assets PAA has acquired or will acquire in the future may have environmental remediation liabilities for which it is not indemnified.
     PAA has in the past experienced and in the future likely will experience releases of crude oil into the environment from its pipeline and storage operations. PAA also may discover environmental impacts from past releases that were previously unidentified. See Note 11 for further environmental discussion.
Note 13—Supplemental Condensed Consolidating Financial Information
     Some, but not all, of PAA’s 100% owned subsidiaries have issued full, unconditional, and joint and several guarantees of PAA’s Senior Notes. Given that certain, but not all, subsidiaries are guarantors of PAA’s Senior Notes, we are required to present the following supplemental condensed consolidating financial information. For purposes of the following footnote:
•	PAA is referred to as “Parent;”

•	the “Guarantor Subsidiaries” are all subsidiaries other than the Non-Guarantor subsidiaries defined below; and

•	“Non-Guarantor Subsidiaries” as of December 31, 2008 include: Pacific Pipeline System, LLC, Pacific Terminals, LLC, Pacific Energy Management LLC, Pacific Energy GP LP, PEG Canada GP LLC and SLC Pipeline LLC. The changes in non-guarantor subsidiaries during the year ended December 31, 2008 were immaterial.

     The following supplemental condensed consolidating financial information reflects the Parent’s separate accounts, the combined accounts of the Guarantor Subsidiaries, the combined accounts of the Parent’s Non-Guarantor Subsidiaries, the combined consolidating adjustments and eliminations and the Parent’s consolidated accounts for the dates and periods indicated. For purposes of the following condensed consolidating information, the Parent’s investments in its subsidiaries and the Guarantor Subsidiaries’ investments in their subsidiaries are accounted for under the equity method of accounting (all amounts in millions):
Condensed Consolidating Balance Sheet

	As of December 31, 2008
		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated (1)
ASSETS
Total current assets	$2,698	$2,789	$110	$(3,001)	$2,596
Property plant and equipment, net	—	4,410	649	—	5,059
Investment in unconsolidated entities	4,388	895	—	(5,026)	257
Other assets	27	1,777	316	—	2,120

Total assets	$7,113	$9,871	$1,075	$(8,027)	$10,032

LIABILITIES
Total current liabilities	$304	$5,411	$246	$(3,001)	$2,960
Long-term debt	3,257	2	—	—	3,259
Other long-term liabilities	—	260	1	—	261

Total liabilities	$3,561	$5,673	$247	$(3,001)	$6,480

(1)	Amounts presented exclude assets and liabilities unique to PAA GP LLC and therefore may not agree to the assets and liabilities presented on our consolidated financial statement.
Note 14—Operating Segments
     PAA manages its operations through three operating segments: (i) Transportation, (ii) Facilities, and (iii) Marketing. PAA’s Chief Operating Decision Maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including segment profit, segment volumes, segment profit per barrel and maintenance capital investment. PAA defines segment profit as revenues and equity earnings in unconsolidated entities less (i) purchases and related costs, (ii) field operating costs and (iii) segment general and administrative (“G&A”) expenses. Each of the items above excludes depreciation and amortization. As a master limited partnership, PAA makes quarterly distributions of its “available cash” (as defined in PAA’s partnership agreement) to its unitholders. PAA looks at each period’s earnings before non-cash depreciation and amortization as an important measure of segment performance. The exclusion of depreciation and amortization expense could be viewed as limiting the usefulness of segment profit as a performance measure because it does not account in current periods for the implied reduction in value of PAA’s capital assets, such as crude oil pipelines and facilities, caused by aging and wear and tear. PAA compensates for this limitation by recognizing that depreciation and amortization are largely offset by repair and maintenance investments, which acts to partially offset the wear and tear and age-related decline in the value of PAA’s principal fixed assets. These maintenance investments are a component of field operating costs included in segment profit or in maintenance capital, depending on the nature of the cost. Maintenance capital, which is deducted in determining “available cash,” consists of capital expenditures for the replacement of partially or fully depreciated assets in order to maintain the service capability, level of production, and/or functionality of PAA’s existing assets. Capital expenditures made to expand the existing earnings capacity of PAA’s assets are considered expansion capital expenditures, not maintenance capital. Repair and maintenance expenditures incurred in order to maintain the day to day operation of PAA’s existing assets are charged to expense as incurred. The following table reflects certain financial data for each segment for the periods indicated (in millions).

	Transportation	Facilities	Marketing	Total
Twelve Months Ended December 31, 2008
Revenues:
External Customers	$556	$157	$29,348	$30,061
Intersegment(1)	371	113	2	486

Total revenues of reportable segments	$927	$270	$29,350	$30,547

Equity in earnings of unconsolidated entities	$5	$9	$—	$14

Segment profit(2)(3)(4)	$445	$153	$221	$819

Capital expenditures	$935	$265	$26	$1,226

Total assets	$3,930	$2,048	$4,054	$10,032

Net gains/(losses) related to inventory valuation adjustments and derivative activities(2)	$—	$—	$(4)	$(4)

Maintenance capital	$54	$23	$4	$81

(1)	Intersegment sales are conducted at posted tariff rates, rates similar to those charged to third parties or rates that we believe approximate market rates.

(2)	Gains/losses from derivative activities are included in marketing revenues and impact segment profit. The gain within the marketing segment for the year ended December 31, 2008 excludes a gain of $3 million related to foreign currency and interest rate derivatives, which is included in interest income and other income (expense), net, but does not impact segment profit.

(3)	Marketing segment profit includes interest expense on contango inventory purchases of $21 million for the year ended December 31, 2008.

(4)	The following table reconciles PAA’s segment profit to PAA’s consolidated net income (in millions):

Year ended
December 31,
2008
Segment profit	$819
Depreciation and amortization	(211)
Interest expense	(196)
Interest income and other income (expense), net	33
Income tax expense	(8)

Net income	$437

Geographic Data
     PAA has operations in the United States and Canada. Set forth below are long lived assets attributable to these geographic areas (in millions):

As of
December 31,
2008
Long-Lived Assets(1)
United States	$5,976
Canada	1,312

$7,288

(1)	Excludes long-term derivative assets.
Note 15—Subsequent Events
     On February 13, 2009, PAA paid a distribution of $0.8925 per limited partner unit. We received a distribution of approximately $2 million associated with our 2% general partner interest in PAA, which we then distributed to AAPLP.